UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 13, 2006

iStar Financial Inc.
(Exact name of registrant as specified in its charter)

Maryland	1-15371	95-6881527
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification Number)

1114 Avenue of the Americas, 27th Floor
New York, New York		10036
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (212) 930-9400

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01           Other Events.

iStar Financial Inc (the “Company”) announced today that it has commenced an offering of three year floating rate senior notes and seven year fixed rate senior notes.  The Company expects to raise aggregate net proceeds of approximately $1.0 billion.  The Company will use the net proceeds of the offering to repay outstanding borrowings under its unsecured revolving credit facility which borrowings were used to fund investment activity. The notes will be sold only to qualified institutional buyers and non US persons in reliance on the exemptions from the registration requirement of US federal securities laws provided by Rule 144A and Regulation S. There can be no assurance that the offering will be consummated or that the anticipated amount of proceeds will be raised. In addition, in September 2006, the Company intends to offer certain holders of the Company’s $240 million outstanding principal amount of 8.75% Senior Notes due 2008 the opportunity to exchange their 2008 notes in a private offering for a like principal amount of the new seven year fixed rate notes being offered in the current offering. Such exchange would be available only to holders of the 2008 notes who are qualified institutional buyers. While there can be no assurance that the exchange will be consummated, it could result in the issuance of up to an additional $240 million principal amount of seven year fixed rate notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

iSTAR FINANCIAL INC.

Date: September 13, 2006	By:	/s/ JAY SUGARMAN
Jay Sugarman
Chairman and Chief Executive Officer

Date: September 13, 2006	By:	/s/ CATHERINE D. RICE
Catherine D. Rice
Chief Financial Officer